Exhibit 99.1

CytomX Therapeutics Reports Third Quarter 2022 Financial Results and

Provides Business Update

- Advancing wholly owned, next-generation conditionally activated therapeutics

CX-2051 (EpCAM-directed ADC) and CX-801 (Interferon alpha-2b), with INDs anticipated in 2023 -

- CX-904, Company’s first clinical stage Probody T-cell bispecific (EFGRxCD3), continues to advance in Phase 1 dose escalation -

- Continued progress with Phase 2 collaborator programs CX-2029 (AbbVie, Phase 2)

and BMS-986249 (Bristol Myers Squibb, Phase 2) -

SOUTH SAN FRANCISCO, Calif., November 8, 2022 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of conditionally activated oncology therapeutics, today reported third quarter 2022 financial results and provided a business update.

“CytomX’s progress in the third quarter highlights the potential of our pipeline as well as the breadth and versatility of the Probody® platform. CX-2051 and CX-801 are wholly owned, next generation therapeutic candidates that build on our deep experience with conditional activation,” said Sean McCarthy, D.Phil., chief executive officer and chairman at CytomX Therapeutics. “We also continued to make progress in our collaborator programs, including CX-904, our first T-cell engager in the clinic, and BMS-986249, for which Bristol Myers Squibb presented updated Phase 1 safety and efficacy data at ESMO 2022.”

Third Quarter Business Highlights and Recent Developments

•
CX-2051, EpCAM-directed Antibody Drug Conjugate (ADC), unveiled at World ADC in San Diego - CX-2051 is a wholly-owned, conditionally activated ADC directed toward the epithelial cell adhesion molecule (EpCAM), with potential applicability across multiple EpCAM-expressing cancers. CX-2051 is tailored to optimize the therapeutic index for systemic treatment of EpCAM-expressing cancers, an opportunity that, to date, has not been realized due to dose-limiting toxicities. CytomX’s strategy with CX-2051 is to match target expression and sensitivity to the camptothecin payload with prioritized indications. CX-2051 data presented at World ADC demonstrated strong preclinical activity and a favorable predicted therapeutic index. CytomX anticipates submitting an IND for CX-2051 in the second half of 2023.

•
CX-801, Interferon (IFN) alpha-2b, preclinical data at SITC Annual Meeting – CX-801 is a wholly-owned IFN alpha-2b Probody therapeutic that in preclinical studies has demonstrated a wide therapeutic index and potent antitumor effects. At the SITC 2022 Annual Meeting starting November 9th, pre-clinical data will be presented highlighting CX-801’s tolerability profile, preferential activity in the tumor microenvironment, and the potential for synergistic effects in combination with checkpoint inhibitors. CytomX anticipates submitting an IND for CX-801 in the second half of 2023.

•
Bristol Myers Squibb presented updated ipilimumab Probody data at ESMO 2022 – At the ESMO Congress 2022, Bristol Myers Squibb presented updated Phase 1 safety, efficacy, pharmacokinetic, and pharmacodynamic data from the Phase 1/2 study of BMS-986249, a Probody version of ipilimumab, alone and in combination with nivolumab in patients with advanced cancers. The safety profile and disease control rate observed in the updated Phase 1 data for BMS-986249 with and without nivolumab appears promising. BMS-986249 appears to be tolerated at higher doses than traditional ipilimumab clinical dosing, and an encouraging case study was reported of a partial response in microsatellite-stable colorectal cancer. BMS-986249 is being evaluated in a randomized Phase 2 study in combination with nivolumab versus ipilimumab plus nivolumab in patients newly diagnosed with advanced melanoma. This novel combination is also being studied in advanced hepatocellular carcinoma, castration-resistant prostate cancer, and triple-negative breast cancer.

•
Bristol Myers Squibb presentations on next generation anti-CTLA-4 programs at SITC 2022 – During Q3, Bristol Myers Squibb also presented a webinar titled “Building on the Legacy of Ipilimumab” at the SITC “Targets for Cancer IO: A Deep Dive Webinar Series.” This presentation focused on the company’s next generation anti-CTLA-4 molecules, which includes the Probody therapeutics BMS-986249 and BMS-986288. BMS-986288 is a Probody version of non-fucosylated ipilimumab and is being evaluated as monotherapy and in combination with nivolumab in a Phase 1 study in advanced solid tumors. Additionally, at the SITC annual meeting, a poster presentation will be presented by Bristol Myers Squibb titled “Phase 1/2a study of the novel nonfucosylated anti-CTLA monoclonal antibody BMS-986218 ± nivolumab in advanced solid tumors: Part 1 results,” focused on BMS-986218, the non-masked version of BMS-986288. This presentation includes preclinical data on BMS-986288.

•
CX-2029, CD71-directed antibody-drug conjugate (ADC), program update – CX-2029 is a conditionally activated ADC directed toward CD71, the transferrin receptor, that is being co-developed by CytomX and AbbVie. Patient enrollment in the Phase 2 expansion study has been completed across the squamous non-small cell lung cancer (sqNSCLC), head and neck squamous cell carcinoma, and esophageal/gastro-esophageal junction (E/GEJ) cancer cohorts. A data update for the sqNSCLC cohort is expected in the fourth quarter of 2022. Data from the E/GEJ cancer cohort continues to mature.

•
CX-904, T-cell-engaging bispecific (TCB) EGFRxCD3, program update – CX-904 is a conditionally activated TCB designed to target the epidermal growth factor receptor (EGFR) on cancer cells and the CD3 receptor on T cells within the tumor microenvironment. CX-904 is partnered with Amgen and is being evaluated by CytomX in an ongoing Phase 1 study in patients with advanced solid tumors. The first patient was dosed in Q2 2022 and the dose escalation portion of the study continues to advance. Additionally, CytomX’s preclinical work highlighting the potential for a conditionally active, EGFR-CD3 Probody TCB to expand the safety window while maintaining efficacy was recently highlighted in Cancer Research, in a publication titled, “A Probody® T-cell-engaging bispecific antibody targeting EGFR and CD3 inhibits colon cancer growth with limited toxicity.”
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Priorities for 2022-2023

•
Provide a data update for the Phase 2 study of CX-2029 in patients with squamous non-small cell lung cancer in the fourth quarter of 2022
•
Continue enrolling patients with advanced solid tumors in the Phase 1 study of CX-904
•
Submit INDs for CX-801 and CX-2051 in the second half of 2023
•
Provide updated data from the Phase 2 study of praluzatamab ravtansine in advanced breast cancer at the San Antonio Breast Cancer Symposium
•
Continued progress within the BMS alliance including the anti-CTLA-4 Probody programs
•
Complete company restructuring announced in July 2022 by the end of 2022

Third Quarter 2022 Financial Results

Cash, cash equivalents and investments totaled $194.3 million as of September 30, 2022, compared to $305.2 million as of December 31, 2021.

Total revenue was $16.9 million for the three months ended September 30, 2022, compared to $17.6 million for the corresponding period in 2021.

Research and development expenses increased by $1.2 million during the three months ended September 30, 2022 to $30.4 million compared to $29.1 million for the third quarter of 2021. The increase was primarily due to restructuring expenses, offset by a decrease in personnel related expense and clinical trial expenses due to the workforce reduction and pipeline reprioritization announced in July 2022.

General and administrative expenses decreased by $0.6 million during the third quarter of 2022 to $10.5 million. The decrease was mainly driven by a decrease in personnel related expenses due to the workforce reduction announced in July 2022 and a decrease in outside consulting, legal and intellectual property services, partially offset by restructuring expenses.

Overall expenses related to the company restructuring announced in July 2022 were $7.1 million consisting primarily of employee-related expenses and severance benefits. Total anticipated expenses as a result of the restructuring are expected to be approximately $7.9 million.

Conference Call & Webcast Information

CytomX management will host a conference call and simultaneous webcast today at 5:00 p.m. ET (2:00 p.m. PT) to discuss the financial results and provide a business update. Participants may access the live webcast of the conference call from the Events and Presentations page of CytomX’s website at https://ir.cytomx.com/events-and-presentations. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call. An archived replay of the webcast will be available on the Company’s website.

About CytomX Therapeutics, Inc.

CytomX is a clinical-stage, oncology-focused biopharmaceutical company dedicated to destroying cancer differently. By pioneering a novel class of conditionally activated biologics, powered by its Probody® technology platform, CytomX’s goal is to transcend the limits of current cancer treatments. CytomX’s robust and differentiated pipeline comprises seven therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), T-cell engaging bispecific antibodies (“TCBs”), and immune modulators such as cytokines and checkpoint inhibitors (“CPIs”). CX-2029 is an investigational conditionally activated antibody-drug conjugate (ADC) directed toward CD71, which has demonstrated encouraging antitumor activity in patients with squamous non-small cell lung cancer and is being developed in collaboration with AbbVie. CytomX’s clinical pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probody therapeutics, BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb, as well as CX-904, a conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and the CD3 receptor on T cells, which is partnered with Amgen. In addition, CytomX has a diverse preclinical portfolio of wholly-owned assets including CX-801, an interferon alpha-2b Probody cytokine that has broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors and CX-2051, a conditionally activated ADC directed toward EpCAM, with potential applicability across multiple EpCAM-expressing epithelial cancers. Praluzatamab ravtansine is an investigational conditionally activated ADC directed toward CD166 that demonstrated single agent clinical activity in a Phase 2 study for patients with advanced HR+/HER2-non-amplified breast cancer. Following the Phase 2 results, CytomX decided not to further progress praluzatamab ravtansine alone and is seeking a partner to further develop the molecule. CytomX has also established strategic collaborations with multiple leaders in oncology, including AbbVie, Amgen, Astellas, and Bristol Myers Squibb. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-2029, BMS-986249, BMS-986288, pacmilimab, CX-904, CX-801, CX-2051, and praluzatamab ravtansine, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2029, BMS-986249, BMS-986288, pacmilimab, CX-904, and praluzatamab ravtansine, and the timing of the commencement of clinical trials, initial and ongoing data availability, investigational new drug applications and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of preclinical research and early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2029, BMS-986249, BMS-986288, pacmilimab, CX-904, CX-801, and CX-2051; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; and possible regulatory developments in the United States and foreign countries. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2022. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

CytomX Contact:

Chris Ogden

SVP, Finance and Accounting

cogden@cytomx.com

(317) 767-4764

Investor and Media Contact:

Stern Investor Relations

Stephanie Ascher

stephanie.ascher@sternir.com
212-362-1200

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues	$16,915	$17,587	$52,217	$49,846
Operating expenses:
Research and development	30,367	29,143	92,085	77,615
General and administrative	10,490	11,085	32,782	29,704
Total operating expenses	40,857	40,228	124,867	107,319
Loss from operations	(23,942)	(22,641)	(72,650)	(57,473)
Interest income	616	70	946	182
Other income (expense), net	30	(13)	339	(90)
Net loss	$(23,296)	$(22,584)	$(71,365)	$(57,381)
Other comprehensive loss:
Unrealized gain (loss) on investments, net of tax	367	37	(553)	99
Comprehensive loss	$(22,929)	$(22,547)	$(71,918)	$(57,282)

Net loss per share:
Basic and diluted net loss per share	$(0.35)	$(0.35)	$(1.09)	$(0.90)
Shares used in computing basic and diluted net loss per share	65,912,334	65,208,066	65,618,162	63,759,585

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$95,036	$205,530
Short-term investments	99,254	99,696
Accounts receivable	1,712	790
Prepaid expenses and other current assets	4,278	4,285
Total current assets	200,280	310,301
Property and equipment, net	5,710	5,960
Intangible assets, net	911	1,021
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	16,830	19,362
Other assets	895	901
Total assets	$226,492	$339,411
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,176	$2,818
Accrued liabilities	31,340	34,236
Deferred revenue, current portion	61,325	69,262
Total current liabilities	97,841	106,316
Deferred revenue, net of current portion	85,122	125,660
Operating lease liabilities - long term	15,055	18,056
Total liabilities	198,018	250,032
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2022 and December 31, 2021.	—	—
Common stock, $0.00001 par value; 150,000,000 shares authorized and 65,950,242 and 65,392,758 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	634,357	623,344
Accumulated other comprehensive loss	(795)	(242)
Accumulated deficit	(605,089)	(533,724)
Total stockholders' equity	28,474	89,379
Total liabilities and stockholders' equity	$226,492	$339,411

__________________

(1)
The condensed balance sheet as of December 31, 2021 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.